                                                                      EXHIBIT 2

                            HANCOCK PARK ASSOCIATES
         1925 Century Park East, Suite No. 810, Los Angeles, CA 90067
                      (310) 553-5550  Fax (310) 201-0403



February 19, 1997

Board of Directors of
Leslie's Poolmart
20222 Plummer Street
Chatsworth, California 91311

Attention:  Special Committee


Gentlemen:

   Reference is made to the Agreement and Plan of Merger among Leslie's Poolmart, LPM Holdings, Inc. and Green LPM Investors dated as of February __, 1997, in the draft form dated February 17, 1997 that has been distributed to you ("Agreement"). Unless the context otherwise requires, capitalized terms herein will have the same meaning as in the Agreement.

   We are prepared to proceed with the Merger Transaction and acknowledge the participation in the Merger Transaction by Green Equity Partners II, L.P. ("GEI"). Enclosed is a schedule of equity participation in the Merger Transaction by Leslie's California's management. We personally undertake to continue our ownership in the Surviving Corporation to the extent shown on this Schedule. The possibility exists that holders of Leslie's California stock options will cancel all or a portion of their existing options and will receive new options of the Surviving Corporation.

   This letter will also confirm our discussions with Occidental Petroleum Corporation in which Occidental confirmed its agreement to provide up to $30 million of preferred stock financing for the Merger Transaction on terms that are mutually acceptable to Occidental, GEI and Hancock Park Associates II, L.P.

   We also understand that you have received or shortly will receive a letter from GEI confirming its equity participation in the Merger Transaction.

   We have previously delivered to you (or counsel for the Special Committee) a highly confident letter from BT Securities Corporation with respect to $85 million of high-rate Senior Note financing for the Merger Transaction and a letter from BT Commercial Corporation for a Senior Revolving Credit Financing Facility for Leslie's Delaware.

   In light of the information provided as described in the immediately preceding four paragraphs, we believe that the Special Committee and the Board of Directors has been provided with adequate assurances as to our ability to finance the Merger Transaction.

                                      17
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Board of Directors of
Leslie's Poolmart
2



   We wish to have the Special Committee's counsel meet with our counsel to finalize the Agreement and to have the Agreement submitted to the Special Committee and the Board of Directors at a meeting to be held on February 21.

   Please contact either of us if you have any questions about the matters described or referred to in this letter. We are anxious to proceed with the Merger Transaction and look forward to positive action by the Special Committee and the Board of Directors this coming Friday.



Very truly yours,

HANCOCK PARK ASSOCIATES II, L.P.

/s/ MICHAEL J. FOURTICQ
-----------------------
Michael J. Fourticq


/s/ BRIAN P. MCDERMOTT
-----------------------
Brian P. McDermott

                                      18
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                              EQUITY PARTICIPANTS


        Michael J. Fourticq                     $2,700,000*
        Brian P. McDermott                       2,500,000
        Richard H. Hillman                         300,000
        Robert D. Olsen                            825,000
        Other Management                           375,000
                                                ----------
                                                $6,700,000


        Leonard Green                           15,300,000
                                                ----------

        Total Common                           $22,000,000

        Occidental Preferred                    28,000,000
                                                ----------

        Total Equity                           $50,000,000
                                               ===========


*Michael J. Fourticq may allocate a portion of his investment to his brother, Gregory Fourticq, who is a current shareholder through their partnership, Liberty West Partners.

                                      19